EXHIBIT 99.1
Gladstone Land Announces
Fourth Quarter and Year Ended 2025 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, February 24, 2026: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2025. A description of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock, unless noted otherwise.  For further detail, please refer to the Annual Report on Form 10-K (the “Form 10-K”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Highlights for Fiscal Year 2025:
•Timing Shift in Earnings Recognition: For the 2025 crop year, we modified lease agreements on six of our farms by reducing or eliminating fixed base rent and, in some cases, providing cash lease incentives to tenants in exchange for significantly increasing the participation rent components. We also operated two properties (encompassing four farms) under management agreements with third-party operators. Collectively, these properties are referred to as our “Repositioned Farms,” reflecting a temporary shift toward greater participation-based revenues. As a result, fixed base rent revenue was significantly lower throughout the year, while participation rent was considerably higher. This change resulted in a shift in the timing of revenue recognition and increased our reliance on participation rents, which are generally recognized once crop results are known, typically in the fourth quarter. Consequently, the majority of our revenue and annual earnings for 2025 was recognized in the fourth quarter. We expect to follow a similar revenue recognition pattern for 2026.
•Portfolio Activity:
◦Property Sales: Sold 13 farms totaling 12,502 gross acres for approximately $95.4 million, resulting in an aggregate net gain of approximately $21.3 million.
◦Lease Activity: Executed 14 amended or new lease agreements during the year as follows:
▪On annual row crop farms, we renewed or amended five different leases that are expected to result in an aggregate increase in annual net operating income of approximately $546,000 over the prior leases.
▪On permanent crop farms, we executed nine amended or new leases that are expected to result in an aggregate decrease in annual net operating income of approximately $1.1 million from the prior leases (excluding the impact of participation rents).
◦Participation Rents: Recorded approximately $20.0 million of revenue from participation rents, compared to approximately $9.4 million in the prior year.
◦Crop Sales: Completed our first harvest on a 2,409-acre property, including 2,293 acres of bearing almond and pistachio orchards (encompassing three farms included within the Repositioned Farms noted above). During the fourth quarter, we recorded approximately $12.2 million of revenue from crop sales and approximately $9.6 million of cost of sales, resulting in net income of approximately $2.6 million. We expect to recognize additional revenue related to the 2025 pistachio harvest as the marketing bonuses are settled later in 2026.
◦California Water Activity: Purchased 1,530 gross acre-feet of water at a total cost of approximately $583,000, or approximately $381 per gross acre-foot.
•Debt Activity:
◦Loan Refinancing: Secured a new $10.6 million loan bearing interest at 6.31% (fixed for three years).
◦Loan Repayments: Repaid $44.2 million of loans that bore interest at a stated rate of 4.68%.

◦Interest Patronage: Recorded approximately $1.7 million of interest patronage, or refunded interest, related to our 2024 borrowings from various Farm Credit associations. Total 2024 interest patronage resulted in a 21.9% reduction (approximately 101 basis points) to the interest rate of such borrowings.
•Equity Activity—Common Stock— ATM Program: Sold approximately 1.8 million shares of our common stock for net proceeds of approximately $16.9 million under our "at-the-market" program (the “ATM Program”).
•Paid Distributions: Paid monthly cash distributions totaling $0.1401 per share of common stock during the quarter ended December 31, 2025.
Fourth Quarter 2025 Results:
Net income for the quarter was approximately $4.2 million, compared to approximately $0.5 million in the prior-year quarter. Net loss attributable to common stockholders during the quarter was approximately $1.8 million, or $0.05 per share, compared to approximately $5.5 million, or $0.15 per share, in the prior-year quarter. AFFO for the quarter was approximately $14.4 million, or $0.38 per share, compared to approximately $3.4 million, or $0.09 per share, in the prior-year quarter. Common stock dividends declared were approximately $0.14 per share for both periods.
While total cash lease revenues increased for the current quarter, fixed base cash rent revenue decreased by approximately $1.9 million, primarily due to the sale of 13 farms during the year, as well as ongoing vacancy and tenancy challenges. Participation rent increased by approximately $9.3 million, driven mainly by recent modifications to lease agreements on the Repositioned Farms and improved year-over-year pistachio pricing. In addition, we recorded a termination fee of approximately $2.1 million during the current quarter.
In connection with our direct farming operations, during the current quarter, we recorded approximately $12.2 million of revenue from crop sales and $9.6 million of costs related to growing, harvesting, and selling those crops, resulting in net income of $2.6 million. We expect to recognize additional revenue related to the 2025 pistachio harvest later in 2026.
Aggregate related-party fees increased by approximately $40,000 during the current quarter, primarily due to a higher administration fee. Excluding related-party fees, recurring cash operating expenses increased by approximately $1.6 million, driven by higher property operating expenses, including additional costs incurred to provide supplemental water to one of our properties in accordance with its lease, as well as higher property taxes and insurance costs related to direct-operated properties. General and administrative expenses decreased by approximately $59,000 due to lower professional fees. Interest expense also declined as a result of debt repayments made over the past year.
Cash flows from operations for the current quarter decreased by approximately $1.0 million compared to the prior-year quarter, primarily due to lower cash receipts from properties that were vacant, direct-operated, or on non-accrual status for all or a portion of the current year. The decrease also reflects increased cash payments made related to our direct farming operations, a portion of which was recognized in cost of sales as the related crops were harvested and sold, with the remaining portion (costs associated with the 2026 harvest) deferred as crop inventory.
Fiscal Year 2025 Results:
Net income for the year was approximately $13.5 million, compared to approximately $13.3 million in the prior-year quarter. Net loss attributable to common stockholders during both years was approximately $10.5 million, or $0.29 per share. AFFO for the year was approximately $14.4 million, or $0.39 per share, compared to approximately $16.7 million, or $0.47 per share, in the prior year. Common stock dividends declared were approximately $0.56 per share for both periods.
The decrease in AFFO was primarily attributable to lost income from farms sold over the past year, a timing difference with revenue recognition related to our direct farming operations (as a significant portion of revenue related to the 2025 crop is expected to be recognized in 2026), and higher property operating expenses incurred on certain farms, as noted above.

The decrease in fixed base cash rents was partially offset by higher participation rents recognized in the current year, net income from our direct farming operations, and lease termination fees recorded from two tenants during the year. Property operating expenses increased due to higher water costs on one farm and incremental costs associated with farms that were vacant, direct-operated, or on non-accrual status. These increases were partially offset by a reduction in related-party fees (reflecting a lower base management fee following property sales over the past year), a decrease in general and administrative expenses (due to reduced professional fees), and lower interest expense (reflecting loan repayments made over the past two years).
Cash flows from operations for the current year decreased by approximately $22.6 million from the prior year, primarily due to the timing of cash flows related to our direct-farming operations, as the majority of the revenue will be collected in 2026. The decrease also reflects lower cash receipts resulting from the sale of 13 farms during the year and changes to lease structures related to the Repositioned Farms.
Subsequent to December 31, 2025:
•Redemption of Series D Term Preferred Stock: Redeemed all outstanding shares of our 5.00% Series D Cumulative Term Preferred Stock (the “Series D Term Preferred Stock”) for approximately $60.6 million, including accrued dividends. As a result of the redemption, the Series D Term Preferred Stock was delisted from Nasdaq on January 30, 2026.
•Equity Activity—Common Stock— ATM Program: Sold 3,423,488 shares of our common stock for net proceeds of approximately $33.0 million under the ATM Program.
•First Quarter Distributions: Declared monthly cash distributions of $0.0467 per share of common stock for each of January, February, and March (totaling $0.1401 per share of common stock for the quarter).
Comments from David Gladstone, President and CEO of Gladstone Land:  “We had a successful harvest on the property where we oversee growing operations, although the full financial impact has not yet been reflected in our results. While we incurred a full year of operating expenses in 2025, we have not yet recognized a full crop year's worth of revenue, as a significant portion of the revenue from the 2025 pistachio harvest will be recognized later in 2026 following the completion of the marketing period. Market trends for pistachios and almonds, our two primary crop exposures, remain favorable, with year-over-year pricing up for both crops. We view the recent lease modifications as temporary and continue to target a return to standard lease structures that include fixed base rents. If we are unable to reach satisfactory lease terms with tenants on these farms in the near term, we may also consider selling certain of these farms. We are also evaluating potential sales of other select properties within our portfolio. In the meantime, we remain focused on enhancing long-term farm viability by pursuing opportunities to acquire additional water resources at below-market prices, further strengthening water security for our farms and growers. Our balance sheet remains in excellent condition, with nearly 98% of our outstanding debt at fixed interest rates. We also continue to maintain strong liquidity, with over $85 million in immediately available capital and more than $185 million in unencumbered properties that could be pledged as additional collateral, if needed.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	12/31/2025	12/31/2024	($ / #)	(%)
Operating Data:
Total operating revenues	$41,454	$21,096	$20,358	96.5%
Total operating expenses	(29,338)	(13,818)	(15,520)	112.3%
Other expense, net	(7,904)	(6,739)	(1,165)	17.3%
Net income	$4,212	$539	$3,673	681.4%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock, net(1)	(6,007)	(6,002)	(5)	0.1%
Net loss attributable to common stockholders	(1,795)	(5,463)	3,668	(67.1)%
Plus: Real estate and intangible depreciation and amortization	9,351	8,648	703	8.1%
Less: Gains losses on dispositions of real estate assets, net	2,441	755	1,686	223.3%
Plus: Impairment charges	3,605	—	3,605	—%
Adjustments for unconsolidated entities(2)	11	15	(4)	(26.7)%
FFO available to common stockholders	13,613	3,955	9,658	244.2%
Plus: Acquisition- and disposition-related expenses, net	18	8	10	125.0%
Plus: Other nonrecurring charges, net(3)	547	—	547	—%
CFFO available to common stockholders	14,178	3,963	10,215	257.8%
Net adjustment for normalized cash rents(4)	(149)	(654)	505	(77.2)%
Plus: Amortization of debt issuance costs	446	304	142	46.7%
Less: Other non-cash charges, net(5)	(108)	(251)	143	(57.0)%
AFFO available to common stockholders	$14,367	$3,362	$11,005	327.3%

Share and Per-Share Data:
Weighted-average shares of common stock outstanding, fully diluted	37,456,172	36,122,942	1,333,230	3.7%

Diluted net loss per weighted-average common share	$(0.048)	$(0.151)	$0.103	(68.3)%
Diluted FFO per weighted-average common share	$0.363	$0.109	$0.254	231.9%
Diluted CFFO per weighted-average common share	$0.379	$0.110	$0.269	245.0%
Diluted AFFO per weighted-average common share	$0.384	$0.093	$0.290	312.1%
Cash distributions declared per common share	$0.140	$0.140	$0.000	—%

Balance Sheet Data:
Net investments in real estate and related assets, at cost(6)	$1,156,895	$1,259,591	$(102,696)	(8.2)%
Total assets	$1,239,172	$1,312,195	$(73,023)	(5.6)%
Total indebtedness(7)	$535,927	$590,284	$(54,357)	(9.2)%
Total equity	$670,286	$687,182	$(16,896)	(2.5)%
Total common shares outstanding (fully diluted)	38,014,918	36,184,658	1,830,260	5.1%

Other Data:
Cash flows from operations	$10,613	$11,582	$(969)	(8.4)%
Farms owned	144	157	(13)	(8.3)%
Acres owned	98,688	111,190	(12,502)	(11.2)%
Occupancy rate(8)	95.1%	96.2%	(1.1)%	(1.1)%
Acre-feet of water assets owned	55,532	55,387	145	0.3%
(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of the write-off of certain unallocated costs related to the Series E Offering, which expired on December 31, 2025.

(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain non-cash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists primarily of (i) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were non-cash (gains) charges, (ii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iii) plus (less) net non-cash expense (income) recorded as a result of additional water assets used (received) in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization and impairment charges, if any.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage; includes direct-operated farms.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	12/31/2025	12/31/2024	($ / #)	(%)
Operating Data:
Total operating revenues	$88,339	$85,216	$3,123	3.7%
Total operating expenses	(68,268)	(55,942)	(12,326)	22.0%
Other expense, net	(6,542)	(15,984)	9,442	(59.1)%
Net income	$13,529	$13,290	$239	1.8%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock, net(1)	(24,013)	(23,745)	(268)	1.1%
Net loss attributable to common stockholders	(10,484)	(10,455)	(29)	0.3%
Plus: Real estate and intangible depreciation and amortization	34,549	35,055	(506)	(1.4)%
Less: Gains on dispositions of real estate assets, net	(13,882)	(5,886)	(7,996)	135.8%
Plus: Impairment charges	3,921	2,106	1,815	86.2%
Adjustments for unconsolidated entities(2)	47	67	(20)	(29.9)%
FFO available to common stockholders	14,151	20,887	(6,736)	(32.2)%
Plus: Acquisition- and disposition-related expenses, net	12	5	7	140.0%
Plus: Other nonrecurring charges, net(3)	531	349	182	52.1%
CFFO available to common stockholders	14,694	21,241	(6,547)	(30.8)%
Net adjustment for normalized cash rents(4)	(1,535)	(3,356)	1,821	(54.3)%
Plus: Amortization of debt issuance costs	1,247	990	257	26.0%
Less: Other non-cash charges, net(5)	(44)	(2,154)	2,110	(98.0)%
AFFO available to common stockholders	$14,362	$16,721	$(2,359)	(14.1)%

Share and Per-Share Data:
Weighted-average shares of common stock outstanding, fully diluted	36,506,720	35,909,956	596,764	1.7%

Diluted net loss per weighted-average common share	$(0.287)	$(0.291)	$0.004	(1.4)%
Diluted FFO per weighted-average common share	$0.388	$0.582	$(0.194)	(33.4)%
Diluted CFFO per weighted-average common share	$0.403	$0.592	$(0.189)	(32.0)%
Diluted AFFO per weighted-average common share	$0.393	$0.466	$(0.072)	(15.5)%
Cash distributions declared per common share	$0.560	$0.560	$0.001	0.2%

Balance Sheet Data:
Net investments in real estate and related assets, at cost(6)	$1,156,895	$1,259,591	$(102,696)	(8.2)%
Total assets	$1,239,172	$1,312,195	$(73,023)	(5.6)%
Total indebtedness(7)	$535,927	$590,284	$(54,357)	(9.2)%
Total equity	$670,286	$687,182	$(16,896)	(2.5)%
Total common shares outstanding (fully diluted)	38,014,918	36,184,658	1,830,260	5.1%

Other Data:
Cash flows from operations	$6,993	$29,548	$(22,555)	(76.3)%
Farms owned	144	157	(13)	(8.3)%
Acres owned	98,688	111,190	(12,502)	(11.2)%
Occupancy rate(8)	95.1%	96.2%	(1.1)%	(1.1)%
Acre-feet of water assets owned	55,532	55,387	145	0.3%
(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.

(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of the damage to improvements on certain of our farms caused by certain non-recurring events, (ii) the write-off of certain unallocated costs related to the Series E Offering, which expired on December 31, 2025, and a prior universal shelf registration statement, (iii) one-time legal costs incurred related to certain corporate organizational matters, and (iv) for 2023 only, costs related to the amendment, termination, and listing of shares from the Series C Offering that were expensed.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain non-cash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists primarily of (i) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were non-cash (gains) charges, (ii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, (iii) plus (less) net non-cash expense (income) recorded as a result of additional water assets used (received) in certain transactions, and (iv) for 2023 only, the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the DRIP).
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization and impairment charges, if any.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage; includes direct-operated farms.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, February 25, 2026, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through March 4, 2026.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13757329.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 144 farms, comprised of approximately 99,000 acres in 14 different states and nearly 56,000 acre-feet of water assets in California. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, blueberries, figs, olives, pistachios, and wine grapes, which are generally planted every 20-plus years and harvested annually. Over 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and nearly 20% of its permanent crop acreage falls into this category. Gladstone Land pays monthly distributions to its stockholders and has paid 156 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-

producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-K, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-K, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 24, 2026, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893